No. 333-

As filed with the Securities and Exchange Commission on October 6, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sysco Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	5140	42-1897852
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1390 Enclave Parkway
Houston, TX 77077-2099
(281) 584-1390
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer K. Schott
Executive Vice President, Chief Legal Officer and Secretary

Sysco Corporation
1390 Enclave Parkway

Houston, TX 77077-2099
(281) 584-1390
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

James E. Langston, Esq.

Andrew D. Krause, Esq.

John C. Kennedy, Esq.
Christodoulos Kaoutzanis, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after Sysco Holdings Corporation’s Registration Statement on Form S-4 (Registration No. 333-297217) becomes effective and all other conditions to the proposed mergers described in the prospectus enclosed therein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-297217

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This Registration Statement will become effective automatically upon filing with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Sysco Holdings Corporation (“Sysco Holdings” or the “Company”) is filing this Registration Statement with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, for the sole purpose of registering an additional 6,039,881 shares of common stock of Sysco Holdings, par value $1.00 per share (“Sysco Holdings common stock”), for issuance in connection with the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 30, 2026, as it may be amended from time to time, by and among Sysco Corporation, a Delaware corporation (“Sysco Corporation”), the Company, Slider Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Sysco Holdings (“Merger Sub 1”), Slider Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of Sysco Holdings (“Merger Sub 2”), Slider Merger Sub 3, LLC, a Delaware limited liability company and wholly-owned subsidiary of Sysco Holdings (“Merger Sub 3”, and collectively with Merger Sub 1 and Merger Sub 2, the “merger subs”), JRD Unico, Inc., a Delaware corporation (“JRD”), Warehouse Realty, LLC, a Delaware limited liability company (“Warehouse Realty”, and together with JRD, known as “Jetro Restaurant Depot”), and a holder representative, solely in its capacity as the initial holder representative, providing for the mergers of (i) Merger Sub 1 with and into Sysco Corporation, with Sysco Corporation continuing as the surviving corporation and a direct, wholly-owned subsidiary of Sysco Holdings (the “Sysco Merger”), (ii) Merger Sub 2 with and into JRD, with JRD continuing as the surviving corporation and a direct, wholly-owned subsidiary of Sysco Holdings, and (iii) Merger Sub 3 with and into Warehouse Realty, with Warehouse Realty continuing as the surviving entity and a direct, wholly-owned subsidiary of Sysco Holdings. Sysco Holdings has previously registered an aggregate of 487,825,521 shares of Sysco Holdings common stock by means of a currently effective Registration Statement on Form S-4 (Registration No. 333-297217), as amended (the “Prior Registration Statement”).

INCORPORATION OF DOCUMENTS BY REFERENCE

This Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Exhibit Index attached to and filed with this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding legality of common stock being registered.
23.1	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Jetro Restaurant Depot.
23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm of Sysco Corporation.
24.1	Power of Attorney (incorporated by reference to the Registration Statement on Form S-4 of Sysco Holdings Corporation (Registration No. 333-297217)).
107*	Filing Fee Table.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Sysco Holdings certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, State of Texas, on October 6, 2026.

SYSCO HOLDINGS CORPORATION

By:	/s/ Andrew Wurdack
	Name:	Andrew Wurdack
	Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

	Principal Executive Officer and Director	Director

	/s/ Brandon Sewell	*
	Name: Brandon Sewell	Name: Jennifer K. Schott
	Title: President and Director	Title: Director
	Date: October 6, 2026	Date: October 6, 2026

Principal Financial Officer and Principal Accounting Officer

/s/ Meena Dafesh
Name: Meena Dafesh
Title: Treasurer
Date: October 6, 2026

*By:	/s/ Andrew Wurdack
Andrew Wurdack
Attorney-in-Fact